Exhibit 10-N-9

Performance-Based Restricted Stock Unit Award Metrics for 2013

On February 13, 2013, the Compensation Committee of the Board of Directors of the Company approved the specific performance goals and business criteria to be used for purposes of determining any future performance-based restricted stock unit final awards for the 2013 performance-year for participants, including executive officers, under the Company's shareholder-approved 2008 Long-Term Incentive Plan (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

For all participants, the Corporate performance criteria to be used for 2013 under the plan include attaining specified levels of:

•	Profit before tax* (35%),

•	Automotive operating-related cash flow* (35%),

•	Cost performance (10%),

•	Market (10%), and

•	Quality (10%).

Based on business performance results for 2013 against the targeted levels established for each metric, the Compensation Committee will determine the percentage of the target award that is earned, which could range between 0% and 100% depending on actual performance achieved relative to the target levels.

* Excludes special items